Exhibit 99.1

NEWS RELEASE

Company contact:

Anthony Trunzo

FLIR Systems, Inc.

(503) 498-3547

www.flir.com

FLIR Systems Announces Second Quarter

2006 Financial Results

PORTLAND, OR — July 19, 2006 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that revenue for the second quarter ended June 30, 2006 increased 6% to $138.6 million from $131.0 million for the second quarter of 2005, due to higher revenue from the Company’s Thermography and Commercial Vision Systems divisions. Earnings from operations decreased 10% to $29.0 million, or 21% of revenue, compared with $32.3 million, or 25% of revenue, for the second quarter of 2005. The decline in earnings from operations was attributable to lower profitability in the Company’s Government Systems division, the impact of stock based compensation expense and higher selling and marketing expenses, particularly in the Thermography and Commercial Vision Systems divisions. Net earnings per fully diluted share totaled $0.28, as compared to net earnings per fully diluted share of $0.31 in the second quarter of 2005.

For the first six months of 2006, revenue increased 7% to $255.9 million from $239.3 million for the same period last year. Earnings from operations for the first six months of 2006 decreased 10% to $47.9 million, or 19% of revenue, from $53.5 million, or 22% of revenue, for the first six months of 2005. Net earnings per fully diluted share for the quarter was $0.45, as compared to net earnings per fully diluted share of $0.50 per diluted share for the first six months of 2005.

Revenue from the Company’s Thermography Division increased 15% over the second quarter last year, to $51.8 million, as a result of the recent introduction of several new products, including the InfraCAM® and the upgraded ThermoVision E-Series® camera line. During the quarter the Thermography Division also introduced the all new P-Series camera, the P640.

Revenue from the Company’s Government Systems Division decreased by 6% in the second quarter to $62.0 million, due in part to lower sales of land-based products in the Division’s Boston facility.

(more)

FLIR Systems Announces Second Quarter 2006 Financial Results

July 19, 2006

Page Two

Revenue from the Company’s Commercial Vision Systems Division increased 25% over the second quarter of last year, to $24.8 million, reflecting strength in the automotive, maritime and OEM businesses.

The backlog of orders for delivery within the next twelve months was approximately $173 million at June 30, 2006, compared to $201 million at March 31, 2006. Lower backlog was attributable to the order delays in the Government Systems Division, both domestically and internationally.

Cash generated from operations totaled $20 million for the second quarter of 2006, and $54 million for the first six months of the year. At June 30, 2006, the Company had cash and cash equivalents of $143 million. During the quarter, the Company repurchased 278,000 shares of its common stock in the open market at an average price of approximately $25 per share.

Earl Lewis, President and CEO of FLIR, stated “Overall second quarter results were consistent with our expectations. Both the Thermography and Commercial Vision Systems divisions saw continued good revenue growth and profitability growth in the quarter and the first half of the year. We expect both of these divisions to continue to do well in the second half. Government Systems Division revenue and orders were less than our expectations. We are slightly lowering our revenue expectations for the year, reflecting continued softness in Government Systems, but maintaining earnings per share guidance within our original range. We believe the long term outlook for the Government Systems business is improving, and expect faster growth in the future. Our selection by Bell as the provider of the Target Acquisition Sensor Suite for the US Army’s Armed Reconnaissance Helicopter program is only one of several significant program opportunities for our BRITE Star II® system. Production in our Boston facility is improving, and we expect to see better results there in the second half of the year,” he concluded.

Revenue and Earnings Guidance for 2006

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Based on its financial results for the first six months of 2006, and the outlook for the remainder of the year, management currently expects revenue for 2006 to be in the range of $570 million to $580 million. This compares with management’s previous expectations for 2006 revenue of $590 million to $600 million. Management currently expects earnings per share for 2006 to be in the previously-announced range of $1.20 to $1.30.

(more)

FLIR Systems Announces Second Quarter 2006 Financial Results

July 19, 2006

Page Three

Forward-Looking Statements

The statements in this release by Earl R. Lewis, particularly the expectation that the Thermography and Commercial Vision Systems divisions will continue to do well in the second half of the year, and the statements in the Revenue and Earnings Guidance for 2006 above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries under existing or future contracts, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous Web Cast of the conference call may be accessed online at www.CompanyBoardroom.com or www.FLIR.com. A replay will be available approximately one hour after the Web Cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21294661 beginning at approximately 1:00 pm EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company’s web site at www.FLIR.com.

(tables attached)

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue	$138,550	$130,966	$255,889	$239,283
Cost of goods sold	64,639	59,639	121,130	109,370

Gross profit	73,911	71,327	134,759	129,913
Operating expenses:
Research and development	15,166	13,970	30,395	27,225
Selling, general and administrative	29,696	25,031	56,449	49,227

Total operating expenses	44,862	39,001	86,844	76,452
Earnings from operations	29,049	32,326	47,915	53,461
Interest expense	1,953	1,972	3,877	3,967
Other income, net	(2,725)	(2,852)	(3,426)	(3,586)

Earnings before income taxes	29,821	33,206	47,464	53,080
Income tax provision	8,410	8,634	13,394	13,801

Net earnings	$21,411	$24,572	$34,070	$39,279

Net earnings per share:
Basic	$0.31	$0.35	$0.49	$0.56

Diluted	$0.28	$0.31	$0.45	$0.50

Weighted average shares outstanding:
Basic	69,109	69,519	69,136	69,536

Diluted	80,801	81,990	81,001	82,273

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$143,321	$107,057
Accounts receivable, net	125,894	142,782
Inventories, net	121,903	103,837
Prepaid expenses and other current assets	36,975	33,153
Deferred income taxes, net	18,709	18,709

Total current assets	446,802	405,538
Property and equipment, net	74,629	59,479
Deferred income taxes, net	8,636	8,415
Goodwill	159,634	158,065
Intangible assets, net	44,172	46,901
Other assets	15,783	15,981

	$749,656	$694,379

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,559	$34,477
Deferred revenue	11,849	10,297
Accrued payroll and related liabilities	20,383	20,374
Accrued product warranties	5,283	5,059
Advance payments from customers	5,029	5,013
Other current liabilities	9,530	11,626
Accrued income taxes	5,815	3,148
Current portion of long-term debt	7	56

Total current liabilities	93,455	90,050
Long-term debt	206,589	206,155
Deferred tax liability, net	10,641	10,779
Pension and other long-term liabilities	19,210	18,413
Commitments and contingencies
Shareholders’ equity	419,761	368,982

	$749,656	$694,379